Exhibit 99.2

Marinus Pharmaceuticals Announces Pricing of $60 Million Public Offering

RADNOR, PA, November 7, 2022 - Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced the pricing of its underwritten public offering of 10,526,316 shares of its common stock at a public offering price of $4.75 per share, and, to certain investors in lieu of common stock, pre-funded warrants to purchase 2,105,264 shares of common stock at a price of $4.749 per pre-funded warrant, for gross proceeds of approximately $60 million, before deducting underwriting discounts and commissions and offering expenses payable by Marinus. The purchase price per share of each pre-funded warrant represents the per share public offering price for the common stock, minus the $0.001 per share exercise price of such pre-funded warrant. All of the shares and pre-funded warrants are being offered by Marinus. In addition, Marinus has granted the underwriters a 30-day option to purchase up to 1,894,737 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on November 10, 2022, subject to satisfaction of customary closing conditions.

SVB Securities, RBC Capital Markets and Cantor Fitzgerald & Co. are acting as joint bookrunners for the offering.

Marinus intends to use the net proceeds of the offering to continue to fund commercialization of ZTALMY® (ganaxolone) oral suspension CV, the development of its product candidates and for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, acquisitions of new technologies, products or businesses, and investments.

The securities described above are being offered by Marinus pursuant to a shelf registration statement on Form S-3 (No. 333-239780) declared effective by the Securities and Exchange Commission (the “SEC”) on July 27, 2020.

The securities are being offered only by means of a prospectus supplement and accompanying prospectus relating to the offering that form a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC and, when filed, will also be available on the SEC’s website. Alternatively, copies of the prospectus may be obtained from SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109 by email at syndicate@svbsecurities.com or by phone at (800) 808 7525, ext. 6105; RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com; or Cantor Fitzgerald & Co., 499 Park Avenue, 6th Floor, New York, New York 10022, Attn: Capital Markets Department, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. Food and Drug Administration for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings.

Forward-Looking Statements

To the extent any statements made in this press release deal with information that is not historical, they are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the closing of the offering, as well as the anticipated use of proceeds from the offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Marinus’ actual results to be materially different than those expressed in or implied by Marinus’ forward-looking statements. For Marinus, this includes satisfaction of the customary closing conditions of the offering, delays in obtaining required stock exchange or other regulatory approvals, stock price volatility and the impact of general business and economic conditions. More detailed information on these and additional factors that could affect Marinus’ actual results are described in Marinus’ filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q, and in any subsequent filings with the Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release. Marinus undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
sdamouni@marinuspharma.com